CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 21, 2002, relating to the financial statements and financial highlights which appears in the August 31, 2002 Annual Report to Shareholders of Chartwell Large Cap Value Fund and Chartwell Small Cap Value Fund, each a series of Advisors Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

New York, New York
December 3, 2002